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BRITESMILE, INC                                                     NEWS RELEASE

AIRPORT BUSINESS CENTER
200 DIPLOMAT DRIVE, SUITE 204
LESTER, PA 19113


FOR IMMEDIATE RELEASE
---------------------

Contact:        Investors:                      Media:
                Michael F. Bonner               Heather Reeves/Tracy Williams
                Chief Financial Officer         Sard Verbinnen & Co.
                610-362-1111                    212-687-8080

           BRITESMILE, INC. COMPLETES $10 MILLION PRIVATE PLACEMENT
              -------------------------------------------------

        LESTER, PA -- DECEMBER 7, 1998 -- BriteSmile, Inc. (AMEX:BWT) today announced that its largest shareholder, LCO Investments Limited (LCO), has signed a binding agreement to invest an additional $10 million in the Company in exchange for 9,302,326 shares of additional Common Stock. The price per share is based upon the average closing price over the past 15-day trading period. The parties have agreed to issue the new shares against transfer of the funds on December 8, 1998. Anthony M. Pilaro, a director of BriteSmile, is also a director of LCO and CAP Advisers Limited, the sole trustee of a trust which owns all of the interests in LCO.

        The BriteSmile Board of Directors approved the private placement of LCO in order to provide additional capital for the upcoming roll-out of the BriteSmile Tooth Whitening Centers. The Company is currently scheduled to begin opening the Whitening Centers during the first calender quarter of 1999 in several strategic locations in California. The Whitening Centers, which will be operated by dentists, will provide the latest in tooth whitening technology directly to consumers, and feature the Company's proprietary BriteSmile 2000 Light Activated Tooth Whitening Device and Gel.

        "This significant additional investment in BriteSmile underscores LCO's confidence in the viability of our strategy for future growth and profitability," said Richard V. Trefz, President and Chief Executive Officer of BriteSmile. "We are pleased to have the benefit of additional resources as we focus our efforts on the BriteSmile Light Activated Tooth Whitening System and the BriteSmile Tooth Whitening Centers."

        Upon issuance of the new shares, LCO will own approximately 69% of BriteSmile's 16,999,599 common shares outstanding.

About BriteSmile
----------------

        BriteSmile, Inc. is engaged in the development and distribution of leading-edge tooth whitening technology. The Company was formerly known as Ion Laser Technology, Inc.

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This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the development and introduction of new products and the acceptance of those new products in the marketplace. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's current and past reports on forms 10-QSB and 10-KSB, that identify important risk factors which could cause actual results to differ materially from those contained in the forward-looking statements. BriteSmile and its subsidiaries disclaim any intent or obligation to update these forward-looking statements.